LeBoeuf, Lamb, Greene & MacRae
                                        L.L.P.
                                    Goodwin Square
                                  225 Asylum Street
                                 Hartford, CT  06103



                                                  July 25, 1995


          Board of Directors
          Colonial Data Technologies Corp.
          80 Pickett District Road
          New Milford, CT  06776

          Gentlemen:

                    We have acted as special counsel to Colonial Data Technologies Corp., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission on July 25, 1995. The Registration Statement covers 500,000 shares of common stock, par value $.01 per share, of the Company (the "Shares") which are issuable upon exercise of stock options granted or which may hereafter be granted under the Company's 1994 Long-Term Incentive Plan, as amended (the "Plan").

                    We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

                    Based upon and subject to the foregoing and subject to the assumptions set forth below, we are of the opinion that the Shares will, when issued to the optionees pursuant to the Plan and the stock option agreements relating thereto, constitute validly issued common stock authorized under the Company's Certificate of Incorporation and will be fully paid and nonassessable.

                    In rendering the opinions set forth in the foregoing paragraph hereof, we have assumed with your permission that (i) at the time of issuance, such Shares will be authorized under the Certificate of Incorporation of the Company, (ii) the issuance of such Shares was or, in the case of stock options to be granted after the date hereof, will be approved by the vote of the shareholders of the Company or by the board of directors of the Company under authority of the by-laws or of a vote of the shareholders, (iii) the exercise price of all stock options granted or to be granted under the Plan is or will be equal to or greater than the par value of the common stock covered thereby, and (iv) the cash, property, services, or expenses for which such Shares were authorized to be issued will have been on or before such issuance actually received, incurred, conveyed or rendered.

                    We express no opinion as to the laws of any jurisdiction other than the Laws of the United States of America and the Delaware General Corporation Law.

                    We consent to the filing of this opinion with and as a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission.

                                        Very truly yours,



                                        /s/ LeBoeuf, Lamb, Greene & MacRae,
                                             L.L.P.